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                                                                     EXHIBIT 21

                       SUBSIDIARIES OF TETRA TECH, INC.


GeoTrans, Inc., a Virginia corporation
Simons, Li & Associates, a Colorado corporation
Hydro-Search, Inc., a Delaware corporation
PRC Environmental Management, Inc., a Delaware corporation
KCM, Inc., a Washington corporation
Tetra Tech Technical Services, Inc., a Delaware corporation
IWA Engineers, a California corporation
FLO Engineering, Inc., a Colorado corporation

All of such subsidiaries are wholly-owned by Tetra Tech, Inc.